Appendix A

Fund	Class	Annual Operating Expense Limit	Effective Date	Expense Limitation Period
North Square Oak Ridge All Cap Growth Fund	A	1.20%	[ ]	Commencing on the date the initial Prospectus becomes effective under the Securities Act, through the fourth (4th) month following the Fund’s fiscal year end, and each subsequent ten (10) year period for which this Agreement automatically is renewed pursuant to Paragraph 4 hereof
	I	0.95%	[ ]
North Square Oak Ridge Dividend Growth Fund	I	1.00%	[ ]
North Square Dynamic Small Cap Fund	I	1.15%	[ ]
North Square Multi Strategy Fund	A	1.20%	[ ]
	I	1.17%	[ ]
North Square Oak Ridge Small Cap Growth Fund	A	1.39%	[ ]	Commencing on the date the initial Prospectus becomes effective under the Securities Act, through the fourth (4th) month following the Fund’s fiscal year end, and each subsequent one (1) year period for which this Agreement automatically is renewed pursuant to Paragraph 4 hereof
	I	1.14%	[ ]
North Square Strategic Income Fund	I	0.90%		Commencing on the date the initial Prospectus becomes effective under the Securities Act, through the fourth (4th) month following the Fund’s fiscal year end, and each subsequent one (2) year period for which this Agreement automatically is renewed pursuant to Paragraph 4 hereof
	A	1.15%
North Square Advisory Research All Cap Value Fund	I	0.95%
North Square Altrinsic International Small Cap Fund	I	0.97%
North Square McKee Bond Fund	I	0.29%
	Y	0.47%